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                                                                   EXHIBIT 23.02

                CONSENT OF GALLAGHER & CO., INDEPENDENT AUDITORS

The Board of Directors
of PharmChem, Inc.:

We consent to the incorporation by reference in the registration statements (File numbers 33-45481, 33-64770 and 333-36885) on Forms S-8 of PharmChem, Inc. of our report dated March 14, 2002, relating to the balance sheets of Medscreen, Limited, a subsidiary of PharmChem, Inc., as of December 31, 2001 and 2000, and the related statements of income, stockholders' equity and cash flows for each of the years in the two-year periods ended December 31, 2001, which report appears in the December 31, 2002 annual report on Form 10-K of PharmChem, Inc.



                                                     GALLAGHER & CO.

London, England
28 February 2003